Calculation of Filing Fee Tables
S-8
HYSTER-YALE, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock, $0.01 par value per share	Other	100,000	$ 33.45	$ 3,345,000.00	0.0001381	$ 461.94
Total Offering Amounts:						$ 3,345,000.00		$ 461.94
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 461.94
Offering Note
[1]	(1) Represents the number of additional shares of Class A Common Stock, par value $0.01 per share ("Common Stock") of Hyster-Yale, Inc. (the "Registrant") being registered heron under the Registrant's Non-Employee Directors' Equity Compensation Plan (as amended or amended and restated, the "Plan"). (2) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers such additional Common Stock as may become available pursuant to any anti-dilution provisions of the Plan. (3) Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of the Registrant's Common Stock on The New York Stock Exchange on July 30, 2026, a date that is within five business days prior to filing.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources